Exhibit 99.1


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                                                        Dow Jones & Company
                                                        200 Liberty Street
                                                        New York, NY 10281


                                                  WHAT'S NEWS --


INVESTOR CONTACT:
Mark Donohue
Director, Investor Relations
(609) 520-5660
mark.donohue@dowjones.com


MEDIA CONTACT:
Amy Wolfcale
Vice President, Corporate Communications
(212) 416-3213
amy.wolfcale@dowjones.com



                      DOW JONES & COMPANY, INC. PRICES

                        $225 MILLION OF SENIOR NOTES

NEW YORK (FEB. 14, 2005)--Dow Jones & Company (NYSE: DJ) today announced that it has priced $225 million aggregate principal amount of its 3.875% senior notes due 2008 at an original issue price of 99.955%. The senior notes will be sold in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The offering is expected to close on or about February 17, 2005.

          Dow Jones intends to use the net proceeds from the offering to refinance a portion of its $438.7 million of commercial paper borrowings incurred in connection with its acquisition of MarketWatch, Inc., and for other general corporate purposes.

         The senior notes have not been registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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ABOUT DOW JONES & COMPANY
In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company (NYSE: DJ; www.dowjones.com) publishes Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch, and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and operates The Wall Street Journal Radio Network in the U.S.